Exhibit 10.3

EXECUTIVE EMPLOYMENT
AGREEMENT

between

O2 SECURE WIRELESS, INC.

and

CRAIG C. SELLARS

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), dated as of February      , 2007 (the “Agreement Date”), is entered into between O2 Secure Wireless, Inc., a Georgia corporation (“Company”), and Craig C. Sellars (“Executive”).

WHEREAS, the Company desires to employ Executive as its Chief Information Officer upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the Company and Executive hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

1.1           “Accrued Annual Bonus” means the amount of any Annual Bonus earned but not yet paid with respect to the Year ended prior to the Date of Termination.

1.2           “Accrued Base Salary” means the amount of Executive’s Base Salary which is accrued but not yet paid as of the Date of Termination, including any Base Salary the payment of which has been deferred, plus any accrued but unpaid interest thereon.

1.3           “Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company.  For the purposes of this definition, the term “control” when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

1.4           “Anniversary Date” means any annual anniversary of the Agreement Date.

1.5           “Annualized Total Compensation” means, as of any date, the sum of Executive’s Base Salary as of such date and maximum Annual Bonus applicable to the Year that includes such date.

1.6           “Board” means the Board of Directors of the Company.

1.7           “Cause” means any of the following:

(a)           Executive’s conviction of a felony or of a misdemeanor involving fraud, dishonesty or moral turpitude; or

(b)           Executive’s willful or intentional material breach of this Agreement that results in financial detriment that is material to the Company and its Affiliates taken as a whole.

For purposes of clause (b) of the preceding sentence, Cause shall not include any one or more of the following:

(i)            bad judgment;

(ii)           negligence;

(iii)          any act or omission that Executive believed in good faith to have been in or not opposed to the interest of the Company (without intent of Executive to gain therefrom, directly or indirectly, a profit to which he was not legally entitled); or

(iv)          any act or omission of which any member of the Board who is not a party to such act or omission has had actual knowledge for at least 12 months.

1.8           “Change of Control” means any transaction or series of related transactions during the Employment Period occurring within a nine (9) month period, whereby (i) the beneficial ownership of more than fifty percent (50%) of the then outstanding common stock of the Company (or other securities having generally the right to vote for election of the Board) shall be sold, assigned or otherwise transferred to one Person (other than an existing shareholder or optionholder who is the holder of at least ten percent (10%) or more of the common stock of the Company or who, upon exercise of options for common stock of the Company, would be the holder of at least ten percent (10%) of the common stock of the Company (“Existing Holder”)) or group of Persons acting together, other than Existing Holders, whether by sale or issuance of common stock or other securities or otherwise, (ii) the Company shall sell, assign or otherwise transfer assets (excluding stock or other securities of Subsidiaries or the grant of licenses to intangible assets or other sale of assets or inventory in the ordinary course of business) having a fair market value of more than fifty percent (50%) of the total value of the assets of the Company to any Person or group of Persons acting together, other than an Existing Holder, Existing Holders, or a Subsidiary of the Company; or (iii) any Person or group of Persons acting together, other than an Existing Holder or Existing Holders, takes control of the Board or otherwise obtains effective power to direct or cause the direction of management or policies of the Company.  Notwithstanding the above, the following shall not constitute a Change of Control:  (a) with respect to subsection (ii) above only, any conveyance, transfer or grant to an entity a collateral assignment of, security title to or security interest in any goods, accounts, inventory, general intangibles or other assets of the Company or any of its subsidiaries to secure the obligations of the Company or any of its subsidiaries to such entity, or the exercise of any rights or remedies by such entity after a default of corporate indebtedness, (b) corporate reorganizations where the resulting corporate entity or entities are controlled by a majority in interest of the then current shareholders of the Company, and (c) any of the foregoing transactions or events if, in advance of such transaction or event, Executive agrees in writing that such transaction or event shall not constitute a Change of Control.

1.9           “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.10         “Common Stock” means the common stock, no par value, of the Company.

1.11         “Company” means the company set forth in the recitals to this Agreement.

1.12         “Date of Termination” means the effective date of a Termination of Employment for any reason, including death or Disability, whether by the Company or by Executive.

1.13         “Disability” determination by a licensed physician that Executive is by reason of physical or mental incapacity substantially unable with or without accommodations to fulfill his performance obligations for the Company for a continuous period of six (6) months.  A good faith determination of “substantial” or “insubstantial” performance shall be made by Company in its discretion.  A Permanent Disability shall be deemed to commence upon the expiration of such six (6) month period.

1.14         “Fair Market Value” means, as of any date, (a) if the Common Stock is listed on a national securities exchange such as NASDAQ, the average of the high and low prices of the Common Stock on such date reported by such exchange (or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported), (b) if the Common Stock is not listed on any national securities exchange, the average of the high bid and low asked quotations for the Common Stock on such date in the over-the-counter market (or, if no quotation of the Common Stock was reported for such date, on the next preceding date on which such a quotation of such security was reported), or (c) if there is no public market for the Common Stock, the fair market value of the Common Stock determined by the Board in the good faith exercise of its discretion.

1.15         “Good Reason” means the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(a)           any material breach of this Agreement by the Company, including:

(b)           the failure of the Company to comply with the provisions of Articles II, III, IV, V, VI or VII of this Agreement;

(c)           any material adverse change in the status, responsibilities or perquisites of Executive;

(d)           any failure to nominate or elect Executive as Chief Executive Officer of the Company and as a member of the Board;

(e)           causing or requiring Executive to report to anyone other than the Board; or

(f)            assignment of duties materially inconsistent with his position and duties described in this Agreement;

(g)           the failure of the Company to assign this Agreement to a successor to the Company or failure of a successor to the Company to explicitly assume and agree to be bound by this Agreement;

(h)           requiring Executive to be principally based at any office or location more than 20 miles from the Company’s principal offices at 4898 South Old Peachtree Road, Suite 150 Norcross, GA 30071;

(i)            the delivery to Executive of a Notice of Consideration pursuant to Section 8.1(b) if, within a period of 90 days thereafter, the Board fails for any reason to terminate Executive for Cause in compliance with all of the substantive and procedural requirements of Section 8.1; or

(j)            a Termination of Employment by Executive for any reason or no reason during the 30-day period commencing 12 months after a Change of Control.

1.16         “including” means including without limitation.

1.17         “Incurred Expenses” means the amount of Executive’s Reimbursable Expenses which have been incurred by Executive but have not yet been reimbursed by the Company as of the Date of Termination, including any Reimbursable Expenses the reimbursement of which has been deferred pursuant to Section 6.5, plus any accrued but unpaid interest thereon.

1.18         “Option” means an option to purchase shares of Common Stock.

1.19         “Permitted Transferee” means the spouse of Executive, a lineal descendant of Executive or a spouse of a lineal descendant of Executive or a trust, limited partnership or other entity principally benefiting all or a portion of such individuals.

1.20         “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.21         “Prorata Annual Bonus” means the product of (a) the amount of the Annual Bonus to which Executive would have been entitled if he had been employed by the Company on the last day of the Year that includes the Date of Termination and if Executive had fully achieved his performance goals for such Year, multiplied by (b) a fraction of which the numerator is the number of days which have elapsed in such Year through the Date of Termination and the denominator is 365.

1.22         “Secondary Public Offering” means a public offering of the Common Stock pursuant to the Securities Act of 1933 after the initial public offering.

1.23         “Severance Package” means the benefits to be received by Executive pursuant to Sections 8.3(b), 8.3(c), 8.3(d) and 8.3(e).

1.24         “Severance Period” means the eighteen (18) month period following the Date of Termination.

1.25         “Subsidiary” means, with respect to any Person, (a) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person, and (b) any partnership in which such Person has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

1.26         “Taxes” means the United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

1.27         “Tax Gross-Up Payment” means a payment to Executive from the Company which is intended to reimburse Executive for certain designated Taxes owing on a particular item of income such that, after deducting from such payment any and all Taxes which will be owed by Executive in connection with the receipt of such payment, there remains a balance of such payment sufficient to pay the Taxes being reimbursed.

1.28         “Termination For Good Reason” means a Termination of Employment by Executive for a Good Reason, whether during or after the Employment Period.

1.29         “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment by the Company.

1.30         “Termination Without Cause” means a Termination of Employment by the Company for any reason other than Cause or Executive’s death or Disability, whether during or after the Employment Period, including a Termination of Employment at the end of the Employment Period after the Company’s giving notice as set forth in Section 3.2.

1.31         “Withholding Taxes” means any United States federal, state, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Agreement.

1.32         “Year” means a calendar year period ending on December 31.

ARTICLE II
DUTIES

2.1           Employment.  The Company shall employ Executive during the Employment Period (as defined below) as its Chief Information Officer.  During the Employment Period, Executive shall perform the duties properly assigned to him hereunder, shall devote all of his business time, attention and effort to the affairs of the Company and shall use his reasonable best efforts to promote the interests of the Company.   It is also contemplated that, in connection with each annual meeting of shareholders (or action by written consent in lieu thereof) of the Company during the Employment Period, the Board will nominate Executive for election as a member of the Board, and the shareholders of the Company will reelect Executive as a member of the Board.  The Company shall ensure that, under the Company’s Articles of Incorporation, Bylaws and other corporate documents, Executive and the Company’s other directors and officers, in discharging their duties to the Company and in determining what is in the best interests of the Company, (a) are indemnified in connection with same, (b) are to be advanced and reimbursed expenses incurred as a result of any legal proceeding in connection with same (including any proceeding brought by or in the name of the Company), and (c) are to have limited liability for breach of duty of care or any other similar duty, each of (a), (b) and (c) to the fullest extent permitted under applicable law.  In addition, the Company agrees to acquire and maintain at its own expense a commercially reasonable amount of director’s and officer’s liability insurance coverage to meet the Company’s obligations pursuant to the preceding sentence and other contingencies to which such insurance is customarily addressed.

2.2           Other Activities.  Executive may serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments; provided that such activities do not individually or in the aggregate significantly interfere with the performance of his duties under this Agreement.

ARTICLE III
EMPLOYMENT PERIOD

3.1           Employment Period.  Subject to Section 3.2 and the termination provisions hereinafter provided, the term of Executive’s employment under this Agreement (the “Employment Period”) shall begin on the Agreement Date and end on the Anniversary Date which is five years after such date.  The employment of Executive by the Company shall not be terminated other than in accordance with Article VIII.

3.2           Extensions of Employment Period.  Commencing on the third Anniversary Date, if on or before that date the Company has not delivered to Executive, and Executive has not delivered to the Company, a written notice that the Employment Period will not be extended, the Employment Period will be automatically extended each day by one day, until a date which is two years following the first date, if any, on which the Company delivers to Executive or Executive delivers to the Company, as the case may be, such a written notice.

ARTICLE IV
COMPENSATION

4.1           Base Salary.

(a)           The Company shall pay Executive in accordance with its normal payroll practices (but not less frequently than monthly) an annual salary at the starting rate of $80,000 per year (“Base Salary”).

(b)           Executive and the Company agree that the Base Salary shall be increased by a minimum of $2,000.00 on January 1 of each Year during the Employment Period.

(c)            The Board shall have the right to increase Executive’s Base Salary by more than $2,000.00 on January 1 of any Year or by smaller or greater amounts at any other time during any Year in the sole discretion of the Board.

(d)           Effective as of the date of any such increase in Base Salary, the Base Salary as so increased shall be considered the new Base Salary for all purposes of this Agreement and may not thereafter be reduced.

(e)            Any increase in Base Salary shall not limit or reduce any other obligation of the Company to Executive under this Agreement.

4.3           Annual Bonus.

(a)           The Company shall pay to Executive an annual bonus (“Annual Bonus”) in accordance with the terms hereof for each Year which begins during the Employment Period.

(b)           The maximum amount of Annual Bonus to be paid to Executive for performance during a given Year, the terms of such Annual Bonus, and the objective performance criteria for same shall be determined by the Board within 60 days after the first day of such Year.  Each Year, such terms and conditions shall be set forth in writing and attached hereto as an exhibit.

(c)           The parties agree that the Annual Bonus terms and conditions for the Year 2007 are set forth on the attached Exhibit A.

(d)           The Company shall deliver the Annual Bonus that is payable with respect to a Year (whether in securities, options, cash or other compensation, as described in the Annual Bonus exhibit for such Year) as soon as practicable after the Board determines the extent to which the performance criteria have been met by Executive.  Any such Annual Bonus shall in any event be paid/issued within 90 days after the end of the Year.

4.4           Change of Control Bonus.  Upon any Change of Control during the Employment Period, Executive shall receive a bonus equal to two percent (2%) of the total value of the consideration actually paid in connection with same (whether such consideration is paid to the Company or its shareholders, or both).  The bonus shall be paid to Executive in accordance with the same payment structure (including, without limitation, cash, shares of common or preferred stock, debentures or other securities), payment terms and time period as paid, conveyed or applicable to the consideration recipient(s) in the Change of Control (whether the Company or its shareholders, or both) and the Executive shall agree in advance in writing to submit to such terms and conditions.  Executive shall not solicit or encourage the sale of the Company or its assets unless specifically directed by the Board to do so.   Immediately after the Change of Control, the Company shall also pay to Executive in immediately available funds any amount payable pursuant to Section 6.7 hereof.

4.5           Secondary Public Offering Bonus.  In the event of any Secondary Public Offering during the Employment Period pursuant to which a total of at least Twenty Million Dollars

($20,000,000) is raised, Executive shall receive a cash sum in the amount of Tewnty thousand dollars ($20,000.00) payable within thirty (30) days after the completion of such Secondary Public Offering (the “Offering Bonus”).  Executive may elect in his discretion to have the Company pay the Offering Bonus into a “rabbi trust” to be disbursed to him over a period not to exceed ten (10) years; provided, however, that any such election must be made by Executive in writing at least five (5) days in advance of consummation of the Secondary Public Offering.  Any unpaid portion of the Secondary Public Offering Bonus shall be payable to the Executive’s Beneficiaries upon his death.  Immediately after the Secondary Public Offering, the Company shall also pay to Executive in immediately available funds any amount payable pursuant to Section 6.7 hereof.

ARTICLE V
EQUITY COMPENSATION

5.1           Option Grants.  The Board may, but shall not be required to, at any time in its discretion consider Executive for possible future annual or other grants of Options (such Options collectively, the “Subsequent Options”) and, commencing in the Year 2008, shall at least once during each Year consider Executive for a grant of a Subsequent Option.

5.2           Terms and Conditions of Options.  The Subsequent Options shall be incentive stock options pursuant to Code Section 422 and the Company’s Incentive Compensation Plan (the “Plan”), if any.  The terms and conditions of same shall be set forth in Incentive Stock Option Agreements to be entered into by and between Executive and the Company and subject to the terms and conditions of the Plan.

5.3           Manner of Exercise of Options.  Options shall be exercised in accordance with the applicable Incentive Stock Option Agreements and the Plan.

5.4           Adjustment of Options.  Options shall be adjusted in accordance with the Plan.

5.5           Transferability. The Options may not be transferred in any manner except by will or the laws of descent and distribution and, during the lifetime of Executive, may be exercised only by Executive.  The terms of the Plan and the Incentive Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Executive.

5.6           Registration Rights.

(a)           Executive may at any time before the first anniversary of the date of any Termination of Employment (other than by the Company for Cause or by Executive without Good Reason), including a Termination of Employment as a result of Executive’s death or Disability, request in writing that the Company prepare and file as soon as reasonably practicable and in any event within 30 days after the Company’s receipt of Executive’s request a registration statement under the Securities Act of 1933 (“Registration Statement”) to register the offer and sale of shares of Common Stock then owned by Executive pursuant to a firm-commitment underwritten public offering.  The Company shall not be required to undertake more than one registration pursuant to this Section nor shall it be required to undertake any registration of less than 100,000 shares of Common Stock.

(b)           Subject to the next sentence of this paragraph, the Company shall be entitled to postpone, for a reasonable period of time, the filing or effectiveness of, or suspend the rights of Executive to make sales pursuant to the Registration Statement otherwise required to be prepared, filed and made and caused to become effective by it pursuant to this Section; provided, however, that the duration of such postponement or suspension may not exceed the earlier to occur of (i) 15 days after the cessation of the circumstances described in the next sentence of this paragraph on which such postponement or suspension is based or (ii) 90 days after the date of the determination of the Board referred to in the next sentence.  Such postponement or suspension may be effected only if the Board determines that the filing or effectiveness of, or sales pursuant to, such Registration Statement would (i) materially impede, delay or interfere with any material financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving the Company or any of its Subsidiaries (a “Significant Transaction”) or (ii) require the Company to make public disclosures or file publicly-available documents with the Securities and Exchange Commission (the “Commission”) sooner than otherwise required by applicable securities laws, which disclosure or filings, as applicable, would materially impede, delay or interfere with any Significant Transaction or otherwise have a material adverse effect on the Company and its Subsidiaries taken as a whole; provided, however, that the Company shall not be entitled to such postponement or suspension more than once in any 12-month period.

(c)           The Company will use its reasonable best efforts to cause the Registration Statement to be declared effective on the date requested by Executive.  The Company and Executive shall enter into an underwriting agreement containing customary terms, representations and covenants (including customary indemnification provisions and customary contribution provisions based on the relative fault of the parties) with one or more managing underwriters selected by Executive (subject to the approval of the Company, which approval shall not unreasonably be withheld).  The Company shall pay all of the legal, accounting, printing, filing and other fees and expenses of such registration, except that Executive shall pay all underwriters’ discounts and commissions relating to the sale of his shares of Common Stock and the fees and disbursements of his legal counsel, if any.  No other securities of the Company except equity securities to be offered and sold for the account of the Company and any equity securities of the Company held by any Person having “piggyback” registration rights pursuant to any contractual obligation of the Company shall be included in the Registration Statement.

(d)           In addition to the above, each time the Company proposes to register any of its securities under the Securities Act of 1933, either for its own account or for the account of others, in connection with the public offering, including a Secondary Public Offering, of such securities for cash, on a registration form that would also permit the registration of securities owned by Executive, the Company shall, each such time, give the Executive written notice of such proposal at least 30 days prior to the filing of a Registration Statement with the Commission with respect to such registration.  Upon the written request of Executive given to the Company within twenty (20) days after delivery of any such notice by the Company, the Company shall use commercially reasonable efforts to cause to be registered under the Securities Act of 1933 all the shares of Common Stock then owned by Executive that Executive has requested be registered.

(e)           In connection with any offering to which Section 5.6(d) hereof is applicable, the Company will have the right to select any investment banker(s) and manager(s) to administer such offering.  If a registration under Section 5.6(d) is an underwritten primary registration on behalf of the Company, or an underwritten secondary registration on behalf of other holders of securities of the Company (or a combined primary offering by the Company and secondary offering by the Company’s other shareholders), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold at the desired price in such offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the securities requested to be included therein by Executive and any other holders of securities of the Company who possess registration rights similar to Executive’s and who desire to include their securities in such offering, pro rata among Executive and such holders on the basis of the number of shares requested to be included therein, and (iii) third, all other securities requested to be included in such secondary registration.

(f)            Executive shall not be entitled to participate in any underwritten registration pursuant to Section 5.6(d) unless Executive (i) agrees to sell his securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all questionnaires, powers of attorney, indemnities, market standoff agreements, underwriting agreements and other documents required under the terms of such underwriting arrangements and reasonably requested by the Company.

ARTICLE VI
OTHER BENEFITS

6.1           Incentive, Savings and Retirement Plans.  In addition to his other compensation hereunder, Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs that are from time to time applicable to other senior executives of the Company.

6.2           Welfare Benefits.  During the Employment Period, Executive and his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) applicable to other senior executives of the Company. Such welfare benefits shall include, at a minimum, full family medical and dental insurance coverage paid entirely by Company.

6.3           Fringe Benefits.  During the Employment Period, Executive shall be entitled to all fringe benefits that are from time to time available to other senior executives of the Company.

6.4           Vacation.  During the Employment Period, Executive shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior executives of the Company, but in no event shall such vacation time be less than four (4) weeks per calendar year.

6.5           Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable employment-related expenses incurred by Executive (“Reimbursable Expenses”) in accordance with practices, policies and procedures applicable to other senior executives of the Company.

6.6           Office; Support Staff.  During the Employment Period, Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, appropriate to his position and duties under this Agreement.

6.7           Tax Gross-Up Payment.  If it shall be determined that any payment to Executive pursuant to this Agreement or any other payment or benefit from the Company, any Affiliate, any shareholder of the Company or any other Person would be subject to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, then Executive shall receive a Tax Gross-Up Payment with respect to all such excise taxes and similar taxes.

ARTICLE VII
ARBITRATION

Any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach hereof shall, upon the request of either party, be submitted to, and settled by, arbitration in the Atlanta, Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties).  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne equally by the parties and each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees, except that in the discretion of the arbitrator, any award may include the cost of a party’s counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

ARTICLE VIII
TERMINATION BENEFITS

8.1           Termination for Cause or Other Than for Good Reason.

(a)           If the Company terminates Executive’s employment for Cause or Executive terminates his employment other than for Good Reason, death or Disability, the Company shall pay to Executive immediately after the Date of Termination an amount equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus and Incurred Expenses.  Executive shall not be entitled to receive the Prorata Annual Bonus or the Severance Package.

(b)           The Company may not terminate Executive’s employment for Cause unless:

(i)            no fewer than 60 days prior to the Date of Termination, the Company provides Executive with written notice (the “Notice of Consideration”) of its intent to consider termination of Executive’s employment for Cause, including a detailed description of the specific reasons which form the basis for such consideration;

(ii)           for a period of not less than 30 days after the date Notice of Consideration is provided, Executive shall have the opportunity to appear before the Board, with or without legal representation, at Executive’s election, to present arguments and evidence on his own behalf; and

(iii)          following the presentation to the Board as provided in (ii) above or Executive’s failure to appear before the Board at a date and time specified in the Notice of Consideration (which date shall not be less than 30 days after the date the Notice of Consideration is provided), Executive may be terminated for Cause only if (x) the Board, by the affirmative vote of all of its members (excluding Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events leading the Board to terminate Executive for Cause), determines that the actions or inactions of Executive specified in the Notice of Termination constituted occurred, that such actions or inactions constitute Cause, and that Executive’s employment should accordingly be terminated for Cause; and (y) the Board provides Executive with a written determination (a “Notice of Termination for Cause”) setting forth in specific detail the basis of such Termination of Employment, which Notice of Termination for Cause shall be consistent with the reasons set forth in the Notice of Consideration.

(b)           Unless the Company establishes both (i) its full compliance with the substantive and procedural requirements of this Section 8.1 prior to a Termination of Employment for Cause, and (ii) that Executive’s action or inaction specified in the Notice of Termination for Cause did occur and constituted Cause, any Termination of Employment shall be deemed a Termination Without Cause for all purposes of this Agreement.

(c)           After providing a Notice of Consideration pursuant to the provisions of Section 8.1(b), the Board may, by the affirmative vote of all to its members (excluding for this purpose Executive if he is a member of the Board, and any other member of the Board reasonably believed by the Board to be involved in the events issuing the Notice of Consideration), suspend Executive with pay until a final determination pursuant to such Section 8.1(b) has been made.

8.2           Termination for Death or Disability.  If Executive’s employment terminates during the Employment Period due to his death or Disability, the Company shall pay to Executive or his Beneficiaries, as applicable, immediately after the Date of Termination an amount which is equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus, Incurred Expenses and Prorata Annual Bonus.  Executive shall not be entitled in such event to the Severance Package.

8.3           Termination Without Cause or for Good Reason.  In the event of a Termination Without Cause or a Termination for Good Reason:

(a)           Executive shall receive, immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the sum of Executive’s Accrued Base Salary, Accrued Annual Bonus, Incurred Expenses and Prorata Annual Bonus;

(b)           Executive shall receive, immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to the total amount (if any) of Executive’s unvested benefits under any plan or program sponsored by the Company which is forfeited due to Executive’s employment being terminated, including, for example, payment for all unused vacation days, which payment shall be calculated as the product of (i) the number of such unused vacation days, multiplied by (ii) a fraction of which the numerator is Executive’s Annualized Total Compensation as of the Date of Termination and the denominator is 365;

(c)           Immediately after the Date of Termination, a lump-sum amount in immediately available funds equal to 150% of the total amount of Executive’s Annualized Total Compensation (as in effect immediately prior to the Date of Termination) shall be placed in a “rabbi trust” by the Company to be disbursed to Executive in equal monthly installments over the course of the Severance Period; provided, however, that, if as of the Date of Termination, the Company has insufficient funds to place such lump-sum amount in such trust, and such financial condition can be documented by the Company’s bank statements or other evidence reasonably satisfactory to Executive, then Company shall commence paying Executive such monthly payments during the Severance Period as would have been disbursed from the rabbi trust, but shall not have the obligation to place the entire lump-sum amount in such trust immediately after the Date of Termination;

(d)           Executive shall receive, for the duration of the Severance Period, the continuation of the benefits (or, if such benefits are not available, the after-tax economic equivalent thereof) specified in Sections 6.1 and 6.2 to which Executive was entitled immediately prior to the Date of Termination (including, at a minimum, full family medical and dental insurance coverage paid entirely by Company); and

(e)           Executive shall receive, immediately after the Date of Termination, a lump-sum amount in immediately available funds of any amount then payable to Executive pursuant to Section 6.7.

8.4           Termination After a Change of Control. If a Termination Without Cause or a Termination for Good Reason occurs within sixty (60) days before or one (1) year after a Change of Control, then Executive shall receive the payments required by Section 8.3.

8.5           Other Termination Benefits.  In addition to any amounts or benefits payable upon a Termination of Employment hereunder, Executive shall, except as otherwise specifically provided herein, be entitled to any payments or benefits provided hereunder or under the terms of any plan, policy or program of the Company or as otherwise required by applicable law.

ARTICLE IX
RESTRICTIVE COVENANTS

9.1           Non-Solicitation of Employees; Confidentiality; Non-Competition.

(a)           Executive covenants and agrees that, at no time during the Employment Period nor during the one-year period immediately following a Termination of Employment by the Company for Cause or by Executive other than for Good Reason, death or Disability, will Executive:

(i)            directly or indirectly employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries or otherwise encourage or entice any such person to leave such employment;

(ii)           become employed by, enter into a consulting arrangement with or agree to perform personal services for a Competitor (as defined in Section 9.1(b)) located within the state of Georgia in a capacity similar or identical to the services he provided to the Company during the Employment Period, or acquire a substantial ownership interest in a Competitor; or

(iii)          solicit any customers or vendors of the Company with whom Executive had material contact during the Employment Period on behalf of or for the benefit of a Competitor.

(b)           For purposes of this Section, “Competitor” means any Person that sells goods or services which are directly competitive with those sold by a business that (i) is being conducted by the Company or any Subsidiary at the time in question and (ii) was being conducted at the Date of Termination and, for the Company’s most recently-completed fiscal year, contributed more than 10% of the Company’s consolidated revenues.  Notwithstanding anything to the contrary in this Section, goods or services shall not be deemed to be competitive with those of the Company (A) solely as a result of Executive being employed by or otherwise associated with a business of which a unit is in competition with the Company or any Subsidiary but as to which unit Executive does not have direct or indirect responsibilities for the products or services involved or (B) if the activity contributes less than 10% of the consolidated revenues for the most recently-completed fiscal year of the business by which Executive is employed or with which he is otherwise associated.

(c)           Executive covenants and agrees that at no time during the Employment Period nor at any time within three (3) years following any Termination of Employment will Executive communicate, furnish, divulge or disclose in any manner to any Person, or use for the benefit of any Person other than the Company, any Confidential Information (as defined in Section 9.1(d)) without the prior express written consent of the Company; provided, however, that to the extent any Confidential Information constitutes a Company “trade secret” (as defined in the Georgia Trade Secrets Act, O.C.G.A. § 10-1-761(4), as now in effect or hereafter amended), such obligations shall remain in effect for so long beyond such period as such information remains a trade secret as so defined.

(d)           For purposes of this Section, “Confidential Information” shall mean financial information about the Company, contract terms with vendors and suppliers, customer and supplier lists and data, trade secrets and such other competitively-sensitive information to which Executive has access as a result of his positions with the Company, except that Confidential Information shall not include any information which was or becomes generally available to the public (i) other than as a result of a wrongful disclosure by Executive, (ii) as a result of disclosure by Executive during the Employment Period which he reasonably and in good faith believes is required by the performance of his duties under this Agreement, or (iii) any information compelled to be disclosed by applicable law or administrative regulation; provided that Executive, to the extent not prohibited from doing so by applicable law or administrative regulation, shall give the Company written notice of the information to be so disclosed pursuant to clause (iii) of this sentence as far in advance of its disclosure as is practicable.

9.2           Injunction.  Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this Article IX, and that it would be impossible for the Company to measure damages in the event of such a breach.  Therefore, Executive agrees that, in addition to other rights that the Company may have, the Company shall be entitled to an injunction from a court of competent jurisdiction preventing Executive from any breach of this Article IX.

ARTICLE X
MISCELLANEOUS

10.1         Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.  In no event shall Executive be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Executive’s employment by another employer, except that any continued welfare benefits provided for by Section 6.2 shall not duplicate any benefits that are provided to Executive and his family by such other employer and shall be secondary to any coverage provided by such other employer.

10.2         Beneficiary.  If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Agreement, such amounts shall be paid to one or more beneficiaries (each, a “Beneficiary”) designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive’s estate.  Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Agreement.  Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

10.3         Assignment; Successors.  The Company may not assign its rights and obligations under this Agreement without the prior written consent of Executive except to a successor of the Company’s business which expressly assumes the Company’s obligations hereunder in writing.  This Agreement shall be binding upon and inure to the benefit of Executive, his estate and Beneficiaries, the Company and the successors and permitted assigns of the Company.

10.4         Nonalienation.   Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by Executive or a Beneficiary, as applicable, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

10.5         Severability.  If one or more parts of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any part of this Agreement not declared to be unlawful or invalid.  Any part so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10.6         Captions.  The names of the Articles and Sections of this Agreement are for convenience of reference only and do not constitute a part hereof.

10.7         Amendment; Waiver.  This Agreement shall not be amended or modified except by a written instrument executed by the Company and Executive.  A waiver of any term, covenant or condition contained in this Agreement shall not be deemed a waiver of any other term, covenant or condition, and any waiver of any default in any such term, covenant or condition shall not be deemed a waiver of any later default thereof.

10.8         Notices.  All notices hereunder shall be in writing and delivered by hand, by a nationally-recognized delivery service that guarantees overnight delivery, or by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

4898 South Old Peachtree Road

Suite 150
Norcross, GA 30071

Attn: Board of Directors

If to Executive, to:

4898 South Old Peachtree Road

Suite 150
Norcross, GA 30071

Attn: Craig C. Sellars

Either party may from time to time designate a new address by notice given in accordance with this Section.  Notice shall be effective when actually received by the addressee.

10.9         Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

10.10       Entire Agreement.  This Agreement forms the entire agreement between the parties hereto with respect to the subject matter contained in this Agreement and, except as otherwise provided herein, shall supersede all prior agreements, promises and representations regarding employment, compensation, severance or other payments contingent upon termination of employment, whether in writing or otherwise.

10.11       Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the state of Georgia, without regard to any contrary conflict of laws principles.

10.12       Survival of Executive’s Rights.  All of Executive’s rights hereunder, including his rights to compensation and benefits, and his obligations under Section 9.1 hereof, shall survive the termination of Executive’s employment and/or the termination of this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the date first above written.

COMPANY:

O2 SECURE WIRELESS, INC.

By:	/s/ T. Scott Conley

Printed Name: T. Scott Conley

Title: President

[CORPORATE SEAL]

EXECUTIVE:

CRAIG C. SELLARS

/s/ Craig C. Sellars	(SEAL)

Exhibit A

YEAR 2007 ANNUAL BONUS CRITERIA

In the event the company experiences a gross growth percentage for the one year period beginning on October 1, 2006 to September 30, 2007 of at least Thirty five percent (35%), the company agrees to compensate the Executive a bonus in the amount of Ten Thousand Dollars ($5,000.00). For gross percentages of less than thirty five percent (35%) no bonus shall be paid. In the event cash flow is not sufficient to meet the bonus and thirty five percent gross revenue growth has occurred, the company shall issue stock at the current market value in the same amount.